Exhibit 99.2

                     FUNDTECH ANNOUNCES E-COMMERCE STRATEGY
                COMPANY WILL PARTNER TO LEVERAGE CORE TECHNOLOGY

TEL AVIV, Israel--(BUSINESS WIRE)--Sept. 4, 2000--Fundtech Ltd. (NASDAQ: FNDT), a leading provider of e-payments and Internet banking solutions, today announced a set of initiatives aimed at enabling banks to play a key role in the growth of global e-commerce. These ] initiatives are expected to expand the Company's available market and enhance shareholder value by leveraging core technology to create new applications.

Speaking today at a meeting with investors in Tel Aviv, Reuven Ben-Menachem, Chairman and CEO of Fundtech, said, "We are gratified that our initial strategy of aggressively investing in producing e-payment and e-banking platforms for banks of all sizes is clearly beginning to pay off. Our pipeline of new business opportunities continues to expand, including some very large deals involving our core products. A key reason banks are interested in working with us is our vision and our commitment to creating solutions to address future needs. Our customers are anticipating huge increases in transaction volumes and facing demands for even more services to support their corporate customers' e-commerce activities. These banks are looking to us for leadership, and we are responding with strategies to develop solutions quickly in order to sustain our first-mover advantage."


STRATEGIC INITIATIVES

In order to bring new e-commerce solutions to market as rapidly as possible, the Company is actively discussing strategic investments in new ventures for new product development. Fundtech plans to collaborate with other companies to offer these new products and services under its traditional license agreements and as an application service provider (ASP). Currently, discussions are focused on solutions that will:

         o create wireless access to the banking system anywhere, anytime for both businesses and consumers;

         o extend real-time processing capabilities to include both high-value transactions and low-value transactions; and

         o integrate the entire payment and settlement process with other elements of the transaction by linking banks with aggregators, hubs, independent trading exchanges and other market participants.

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The range of possible partners includes bank customers, other technology companies, systems integrators and leading B2B exchanges. The Company expects to make some specific announcements in connection with these initiatives by the end of the year.

Michael Carus, Fundtech's Chief Operating Officer and CFO said, "By collaborating with other leading players with relevant and complementary expertise, we will be able to introduce complete solutions quickly without unduly burdening either our management structure or our balance sheet. While the growth in global e-commerce creates an enhanced opportunity, we are still on the front end of our growth curve in our core products. We will continue our aggressive internal development work to enhance these products in order to expand our lead."


BANK-CENTRIC STRATEGY

E-commerce, particularly business-to-business, is enormously complex with many components and processes involved. In order for electronic commerce to realize its full promise, the dozens of components that comprise a typical offline transaction must be enabled in real time via the Internet. As the vital link between businesses and the global payments infrastructure for decades, banks are uniquely positioned to integrate payment-related activities with other aspects of the transaction and provide value-added information to help corporations manage their businesses more effectively.

"Numerous vendors both within and outside the banking industry are announcing plans for B2B e-commerce payment products," noted Mr. Ben-Menachem. "Our intimate knowledge of the existing global payments infrastructure, which is centered around banks, convinces us that our decision to focus on a bank-centric strategy is the right one. In addition, our existing capabilities and domain expertise provide a strong foundation from which to continue our first-mover advantage. For example, we are the only vendor that offers a real-time, end-to-end solution that seamlessly integrates e-banking and e-payments.

"We have successfully implemented a global expansion strategy, and we are able to address the entire spectrum of wholesale bank customers by virtue of our proven ability to move up-market to serve the largest banks anywhere in the world. We are the acknowledged technology leader, having devoted substantial resources to new software development while many of our competitors chose merely to add on to existing systems. This means we are extremely well-positioned to provide the solutions that banks need in any economy, old or new, to reduce risk, improve operating efficiency and deliver value-added services to their customers."

ABOUT FUNDTECH

Fundtech (www.fundtech.com) is a leading provider of software solutions and services that facilitate e-payment and e-banking by enabling businesses and their banks to electronically manage cash, process payments and transfer funds. The company's client-server and Internet software products automate the process of transferring funds among corporations, banks and clearance systems and enable businesses to manage global cash positions efficiently and in real-time. Its solutions have been sold to more than 650 financial institutions around the globe.

Certain statements contained herein, including statements regarding the development of the company's services, markets, product functionality and year 2000 compliance and future demand for the company's product services and other statements regarding matters that are not historical facts, are forward-looking statements. Such statements include risks and uncertainties: consequently, actual results may differ materially from those expressed or implied thereby. Factors that could cause actual results to differ materially include, but are not limited to, variability of quarterly operating results, dependence on key personnel, ability to effectively manage growth, risks associated with rapid technological advances and possible acquisitions, any integration of those acquisitions into the company's present business, risk associated with the company's strategic partnerships, various project associated risks, including Internet projects, substantial competition, risks associated with intellectual operations and other risk factors listed from time to time in the company's filing reports.



     CONTACT:     KCSA Public Relations Worldwide
                  Ed Sweeney or Amy Silveira
                  212/896-1265 or 212/896-1224
                  esweeney@kcsa.com or asilveira@kcsa.com

                  or

                  Monday, September 4 Holiday Contact:
                  KCSA Public Relations Worldwide
                  Henry P. Feintuch
                  914/238-1585
                  914/548-6924 (cell)

                  or

                  Fundtech Ltd.
                  Claudia Gatlin or Michael Carus
                  201/946-1100
                  cgatlin@fundtech.com or michaelc@fundtech.com